Exhibit 10.15

WELLS FARGO BANK, NATIONAL ASSOCIATION

ESCROW AGREEMENT

This Escrow Agreement dated the 23rd day of February, 2010 (the “Escrow Agreement”), is entered into by and among MathStar, Inc., a Delaware corporation (“MathStar”); Sajan, LLC, a Delaware limited liability company (the “Surviving Company”); and Thomas Magne, in his capacity as representative for the shareholders (the “Company Shareholders”) of Sajan, Inc., a Minnesota corporation (the “Company”), under the Merger Agreement referenced below (the “Representative”) (MathStar, the Surviving Company and the Representative are referred to in this Escrow Agreement collectively as the “Parties,” and individually, a “Party”); and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”).

RECITALS

WHEREAS, MathStar, the Company, Garuda Acquisition, LLC, a Delaware limited liability company, and the Representative entered into a Merger Agreement dated as of January 8, 2010 (the “Merger Agreement”);

WHEREAS, Section 8.3 of the Merger Agreement provides that, at Closing, a cash amount equal to $1,000,000.00 (the “Escrow Amount”) shall be deposited by MathStar into escrow to be held in accordance with the terms of this Escrow Agreement for the purpose of establishing a source of funds to secure the Merger Agreement indemnification obligations of the Surviving Company and the Company Shareholders to MathStar;

WHEREAS, MathStar agrees to place in escrow the Escrow Amount, and the Escrow Agent agrees to hold and distribute the Escrow Amount, in accordance with the terms of this Escrow Agreement; and

WHEREAS, by approving the Merger Agreement, the Company Shareholders appointed the Representative as representative for the Company Shareholders, for and on behalf of each such Company Shareholder, with full power and authority to represent each Company Shareholder and such Company Shareholder’s successors and assigns with respect to all matters arising under this Escrow Agreement, and all actions taken by the Representative under this Escrow Agreement will be binding upon each such Company Shareholder and such Company Shareholder’s successors and assigns as if expressly ratified and confirmed in writing by each of them.

In consideration of the promises and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.          Receipt of Escrow Amount. Upon execution hereof, MathStar shall deliver to the Escrow Agent the Escrow Amount in immediately available funds.

Section 1.2.          Investments.

          (a)     The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Amount and any investment income thereon (collectively, the “Escrow Property”) as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by MathStar and the Surviving Company. Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3 or Section 1.4 of this Escrow Agreement.

          (b)     The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

Section 1.3.           Procedures with Respect to Indemnification Claims.

          (a)     Claim. If, at any time and from time to time from the date hereof until February 23rd, 2011 (the “Claims Period”), MathStar desires to make a claim against the Escrow Property pursuant to its rights under Section 8.2 of the Merger Agreement (each, a “Claim”), MathStar, on its own behalf or on behalf of another indemnified party under the Merger Agreement (such claiming party, the “Claimant”), shall deliver a written notice of the Claim (a “Claims Notice”) to the Escrow Agent, with a copy to the Representative, substantially in the form attached hereto as Annex I specifying the nature of the Claim, the estimated amount of damages to which the Claimant believes it is or may be entitled to under the Merger Agreement (the “Claimed Amount”) and Claimant payment delivery instructions.

          (b)     Response by the Representative. Within thirty (30) calendar days after receipt by the Escrow Agent of any Claims Notice (the “Response Period”), the Representative shall, with respect to such Claims Notice, by notice to the Surviving Company and the Escrow Agent (a “Response Notice”) substantially in the form attached hereto as Annex II, either (i) concede liability for the Claimed Amount in whole, or (ii) deny liability for the Claimed Amount in whole or in part (it being understood that any portion of the Claimed Amount for which the Representative has not denied liability shall be deemed to have been conceded). If the Representative denies liability in whole or in part, such Response Notice shall be accompanied by a reasonably detailed description of the basis for such denial. The portion of the Claimed Amount for which the Representative has conceded liability is referred to herein as the “Conceded Amount.” If the Representative has conceded liability for any portion of the Claimed Amount, the Surviving Company and the Representative, by joint notice substantially in the form attached hereto as Annex III, shall instruct the Escrow Agent to promptly pay to the applicable Claimant the Conceded Amount (such joint notice, the “Conceded Amount Notice”); provided, however, that if the Representative fails to deliver a Response Notice within the thirty (30) calendar day period, the Representative shall be deemed to have conceded the Claimed Amount in full (and the Claimed Amount shall constitute the Conceded Amount), and the Escrow Agent shall promptly pay the to the applicable Claimant such Conceded Amount.

          (c)     Resolutions of Disputes.

                   (i)     If the Representative has denied liability for, or otherwise disputes, the Claimed Amount, in whole or in part, the Representative and MathStar, on behalf of the applicable Claimant, shall attempt to resolve such dispute as promptly as possible. If MathStar and the Representative resolve such dispute, they shall deliver to the Escrow Agent a Conceded Amount Notice signed by each of them. Such Conceded Amount Notice shall instruct the Escrow Agent to pay to the applicable Claimant the amount, if any, agreed to by both MathStar and the Representative in settlement of such dispute.

                   (ii)     If MathStar and the Representative fail to resolve such dispute within thirty (30) calendar days after receipt by the Escrow Agent of the Response Notice corresponding to such dispute, (A) the issue of liability for any such dispute with respect to Claims made pursuant to Section 8.2 of the Merger Agreement may be submitted by any party to a state or federal court located and sitting in the State of Minnesota that has appropriate subject matter jurisdiction chosen by either MathStar or the Representative (such court, the “Chosen Court”) for the purposes of obtaining a final, non-appealable order of such Chosen Court (an “Order”); or (B) the issue of liability for any such dispute with respect to Claims made pursuant to Section 8.2 of the Merger Agreement may be submitted to arbitration, either by MathStar or the Representative for the purposes of obtaining a final, conclusive and binding decision (the “Final Decision”). Such Order or Final Decision, as the case may be, shall contain the amount, if any, of the Party’s liability for the Claimed Amount as finally determined by such Chosen Court or arbitration, as the case may be (the “Ordered Amount”).

          (d)     Payment of Claims. The Escrow Agent promptly shall pay, no later than the fifth (5th) business day following the determination of a Payment Event (as such term is defined below), to the applicable Claimant from the Escrow Property:

(i) following any concession (or deemed concession) of liability by the Representative, in whole or in part, the Conceded Amount as set forth in the Conceded Amount Notice; (ii) following expiration of the Response Period (pursuant to receipt by the Escrow Agent of any Claims Notice) in which the Escrow Agent did not receive a Response Notice from the Representative, the Claimed Amount; or (iii) following receipt by the Escrow Agent of any Order or Final Decision, the Ordered Amount (collectively, clauses (i), (ii), (iii), the “Payment Events”).

Section 1.4.          Disbursements.

          (a)     Upon joint written notice from MathStar and the Representative, the Escrow Agent shall release from the Escrow Property to Wells Fargo Bank, National Association, as Exchange Agent, any portion of the Escrow Property then remaining less the aggregate Claimed Amount for all then Outstanding Claims pursuant to Section 8.2 of the Merger Agreement asserted within the Claims Period. The Parties understand that (i) any investment earnings included in such Escrow Property transferred to the Exchange Agent shall have been or shall be reported for tax reporting purposes by the Escrow Agent as provided in Section 1.5 below; and (ii) such Escrow Property shall be disbursed by the Exchange Agent pursuant to the terms of the Exchange Agent Agreement entered into by the Exchange Agent, the Surviving Company and MathStar.

          (b)     Upon receipt of a Conceded Amount Notice with respect to a particular Outstanding Claim, the Escrow Agent shall promptly pay to the applicable Claimant, as the case may be, the Conceded Amount and shall distribute to the Exchange Agent (on behalf of the Company Shareholders and at the direction of the Representative) the amount equal to the difference, if any, between the Conceded Amount and the amount of such Outstanding Claim.

          (c)     Upon receipt of an Order or a Final Decision with respect to a particular Outstanding Claim, the Escrow Agent shall promptly pay to the applicable Claimant, as the case may be, the Ordered Amount, if any, and shall distribute to the Exchange Agent, at the direction of the Representative, the amount equal to the difference, if any, between the Ordered Amount and the amount of such Outstanding Claim.

          (d)     If the Parties jointly instruct the Escrow Agent to disburse the Escrow Property to any party, the Escrow Agent shall comply with such instructions, any provision herein to the contrary notwithstanding.

          (e)     The Parties agree that the residual interest, if the final release of the Escrow Property is mid-month, shall be wired to or as directed by MathStar and the Representative.

Section 1.5.          Income Tax Allocation and Reporting.

          (a)     The Parties agree that, for tax reporting purposes, any and all interest and other income from investment of the Escrow Amount and the Escrow Property shall, as of the end of each calendar year, and to the extent required by the Internal Revenue Service, be reported as having been earned by MathStar, whether or not such income was disbursed during such calendar year. MathStar shall be responsible for paying taxes (including any penalties and interest thereon) on any and all interest earned on the Escrow Property and for filing all necessary tax returns with respect to such income. Neither the Representative nor the Escrow Agent shall have any obligation to file or prepare any tax returns or prepare any other reports for any taxing authorities concerning matters covered by this Escrow Agreement.

          (b)     Prior to the date hereof, MathStar shall provide the Escrow Agent with a certified tax identification number by furnishing appropriate form W-9 or W-8 and such other forms and documents that the Escrow Agent may request. MathStar understands that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on any investment of the Escrow Property.

          (c)     To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Amount or the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.5(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.6.          Termination. This Escrow Agreement shall terminate on February 23rd, 2011, at which time the Escrow Agent is authorized and directed to disburse the Escrow Property in accordance with Section 1.4, and this Escrow Agreement shall be of no further force and effect, except that the provisions of Sections 1.5(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.          Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.          Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3.          Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1, Exhibit B-2 and Exhibit B-3 to this Escrow Agreement.

Section 2.4.          Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.          No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.          Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2.          Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.          Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.          Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid by MathStar. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that if the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities, and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5.          Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or if the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the Escrow Property until the Escrow Agent (a) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property; (b) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement; or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.          Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the same rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.          Attachment of Escrow Property; Compliance with Legal Orders. If any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. If the Escrow Agent obeys or complies with any such writ, order or decree, it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8.          Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
MISCELLANEOUS

Section 4.1.          Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld or delayed).

Section 4.2.          Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3.          Notices. All notices, requests, demands, and other communications required or given under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (a) personally; (b) by facsimile transmission with written confirmation of receipt; (c) by overnight delivery with a reputable national overnight delivery service; or (c) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any notice given personally or by facsimile transmission shall be deemed given upon the actual date of such delivery. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes by notice given under this Section. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to MathStar:

MathStar, Inc.
c/o Sajan, LLC
625 Whitetail Drive
River Falls, Wisconsin 54022
Attention: Shannon Zimmerman
Telephone: (715) 426-9505
Facsimile: (715) 426-0105

If to the Surviving Company:

Sajan, LLC
625 Whitetail Drive
River Falls, Wisconsin 54022
Attention: Shannon Zimmerman
Telephone: (715) 426-9505
Facsimile: (715) 426-0105

If to the Representative:

Thomas Magne
7125 Shannon Drive
Edina, Minnesota 55439
Telephone: (612) 719-9609 and (952) 473-0752
Facsimile: (952) 473-1480

If to the Escrow Agent:

Wells Fargo Bank, National Association
625 Marquette Avenue, 11th Floor
Minneapolis, Minnesota 55479
Attention: Lynn Lean, N9311-115, Corporate, Municipal and Escrow Solutions
Telephone: (612) 667-2528
Facsimile: (612) 667-2160

Section 4.4.          Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its conflicts of law principles.

Section 4.5.          Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6.          Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.          Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.          Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.          Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

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          IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

MATHSTAR, INC.

By:	/s/ Alexander H. Danzberger, Jr.

Name:	Alexander H. Danzberger, Jr.

Title:	CEO and CFO

SAJAN, LLC

By:	/s/ Shannon Zimmerman

Name:	Shannon Zimmerman

Title:	CEO

/s/ Thomas Magne
Thomas Magne, as Representative

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Lynn Lean

Name:	Lynn Lean

Title:	Vice President

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